Exhibit 10.1

SECOND AMENDED AND RESTATED OMNIBUS AGREEMENT

BY AND AMONG

CROSSAMERICA PARTNERS LP,
CROSSAMERICA GP LLC,
DUNNE MANNING INC.,
CST SERVICES, LLC,

CIRCLE K STORES INC.,

DUNNE MANNING STORES, LLC

AND

JOSEPH V. TOPPER, JR.

SECOND AMENDED AND RESTATED

OMNIBUS AGREEMENT

This Second Amended and Restated Omnibus Agreement is entered into on, and effective as of, April 29, 2019 (the “Effective Date”), and is by and among CrossAmerica Partners LP (formerly known as Lehigh Gas Partners LP), a Delaware limited partnership (the “MLP” or the “Partnership”), CrossAmerica GP LLC (formerly known as Lehigh Gas GP LLC), a Delaware limited liability company and the general partner (the “General Partner”) of the MLP, Dunne Manning Inc. (formerly known as Lehigh Gas Corporation), a Delaware corporation (“DMI”), CST Services, LLC, a Delaware limited liability company (“CST”), Circle K Stores Inc., a Texas corporation (“CK”), and, for purposes of Article X only, Dunne Manning Stores, LLC (formerly known as Lehigh Gas-Ohio, LLC), a Delaware limited liability company (“DMS”), and, for purposes of Section 2.5, Article X and Article XI only, Joseph V. Topper, Jr. (“Topper”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in Section 1.1.

RECITALS:

WHEREAS, the MLP, the General Partner, DMI, DMS and Topper previously entered into that certain Omnibus Agreement, dated October 30, 2012, as amended May 1, 2014 (the “2012 Omnibus Agreement”), pursuant to which DMI provided Services to the MLP;

WHEREAS, effective October 1, 2014, CST GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of CST Brands, Inc., a Delaware corporation (now known as CST Brands, LLC), became the owner of 100% of the membership interests in the General Partner (the “GP Purchase”);

WHERAS, in connection with the GP Purchase, the 2012 Omnibus Agreement was amended and restated effective as of October 1, 2014 to provide that CST Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of CST Brands, Inc., would provide Services to the MLP effective as of such date, as amended effective January 1, 2016 (the “2014 Omnibus Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger entered into on August 21, 2016, between CST Brands, Inc., CK and Ultra Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of CK (“Merger Sub”), on June 28, 2017 (“Merger Closing Date”), Merger Sub was merged with and into CST Brands, Inc., with CST Brands, Inc. surviving the merger (“Merger”) as CST Brands, LLC, a wholly owned subsidiary of CK;

WHEREAS, as a result of the Merger, effective as of June 28, 2017, and by virtue of its 100% ownership of CST Brands, LLC, CK indirectly owns 100% of the membership interests in the General Partner;

WHEREAS, the 2014 Omnibus Agreement was further amended effective February 1, 2018 (the  2014 Omnibus Agreement, as so amended and restated, the “Omnibus Agreement”);

WHEREAS, the Parties desire to amend and restate the terms and conditions of the Omnibus Agreement to (1) reflect that affiliates of CK have been providing Services as a result of the Merger; (2) add CK as a party; and (3) specify the reimbursement arrangements for the Services to be provided by CK and its affiliates hereunder.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1Definitions.

“Affiliate” is defined in the MLP Agreement.

“Agreement” means this Second Amended and Restated Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Board” means the Board of Directors of the General Partner.

“Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York.

“CK Audit Right” is defined in Section 9.1.

“CK Covered Environmental Losses” means Losses by reason of or arising out of:

(i) with respect to assets of the Partnership or its subsidiaries, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(ii) any event, omission, or condition associated with the assets of the Partnership or its subsidiaries (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the assets of the Partnership or its subsidiaries or the exposure to or Release of Hazardous Substances arising out of operation of the assets of the Partnership or its subsidiaries at locations not owned by the Partnership or its subsidiaries) including (a) the cost and expense of any Environmental Activities and (b) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), first occurred on or after the date of the GP Purchase.

“CK Indemnified Party” is defined in Section 6.3(b).

“CK Reimbursement” is defined in Section 5.1.

“Code” is defined in Section 2.3(h).

“Common Unit” is defined in the MLP Agreement.

“Confidential Information” means all information, including information relating to the MLP Group, (i) furnished to CK, CST, or their respective representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by CK, CST, or their respective representatives containing or based in whole or in part on any such furnished information.

“Conflicts Committee” is defined in the MLP Agreement.

“Contribution Agreement” means the Merger, Contribution, Conveyance and Assumption Agreement dated as of October 30, 2012, by and among the MLP, the General Partner, DMI, LGP Realty Holdings LP, Lehigh Gas Wholesale Services, Inc., Lehigh Gas Wholesale LLC, Lehigh Kimber Realty, LLC, Energy Realty OP LP, EROP — Ohio Holdings, LLC, Kwik Pik Realty – Ohio Holdings, LLC, DMS, Lehigh Gas Ohio II, LLC, Kwik Pik – Ohio Holdings, LLC, Kimber Petroleum Corporation, Kwik Pik – PA, LLC, Lehigh Kimber Realty II, LLC, Energy Realty OP II LP, EROP – Ohio Holdings II, LLC, Kwik Pik Realty – Ohio Holdings II, LLC, John B. Reilly, III and Topper.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“CST” is defined in the Preamble.

“DMI” is defined in the Preamble.

“DMI Covered Environmental Losses” means Losses by reason of or arising out of:

(i)with respect to assets of the Partnership or its subsidiaries, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(ii)any event, omission, or condition associated with the assets of the Partnership or its subsidiaries (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the assets of the Partnership or its subsidiaries or the exposure to or Release of Hazardous Substances arising out of operation of the assets of the Partnership or its subsidiaries at locations not owned by the Partnership or its subsidiaries) including (a) the cost and expense of any Environmental Activities and (b) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), first occurred on or after October 30, 2012 but before October 1, 2014.

“DMI Indemnified Party” is defined in Section 6.3(a).

“DMS” is defined in the Preamble.

“Effective Date” is defined in the Preamble.

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Closure” means completion of Environmental Activities in accordance with applicable Environmental Laws such that a release, covenant not to sue, no further action letter, or other written approval by a Governmental Authority with jurisdiction over the remediation process is issued by such Governmental Authority or is established by operation of law.

“Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health or the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances.  Without limiting the foregoing, Environmental Laws include the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended and the regulations promulgated pursuant thereto and each as is in effect through the Effective Date.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Escrowed Environmental Funds” means any funds held in escrow as of October 1, 2014 by DMI, Joseph V. Topper, Jr. or any of their Affiliates with respect to any environmental remediation obligations that are, have been or are to be undertaken with respect to any of the assets of the Partnership or its subsidiaries acquired prior to August 6, 2014.

“General Partner” is defined in the Preamble.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“GP Purchase”  is defined in the Recitals.

“Hazardous Substance” means (i) any substance that is designated, defined, listed, regulated or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or the Release of which may give rise to liability under any Environmental Law, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state, and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Indemnified Party” is defined in Section 6.3(b).

“Initial Term” means the period from the Effective Date until 12:01 a.m. on the five year anniversary of the Effective Date (or the next Business Day thereafter).

“Lehigh Services” is defined in Section 2.3(h).

“Losses” means any and all losses, damages, obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Merger” is defined in the Recitals.

“Merger Closing Date” is defined in the Recitals.

“Merger Sub” is defined in the Recitals.

“MLP” is defined in the Preamble.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the October 30, 2012, as it may be amended, modified or supplemented from time to time; provided, however, that if any such amendment, modification or supplement in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units, or (ii) materially limit or impair the rights of the MLP or reduce the obligations of DMI, DMS, CST, CK or Topper under this Agreement, then such amendment, modification or supplement shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.

“MLP Assets” means the assets contributed to the Partnership pursuant to the Contribution Agreement.

“MLP Change of Control” means CK ceases to Control, directly or indirectly, the General Partner or the General Partner is removed as general partner of the MLP.

“MLP Covered Environmental Losses” means Losses by reason of or arising out of:

(i)with respect to the MLP Assets, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(ii)any event, omission, or condition associated with the MLP Assets (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations) including (a) the cost and expense of any Environmental Activities and (b) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), first occurred before October 30, 2012.

“MLP Group” means the MLP, the General Partner and the subsidiaries of the MLP.

“MLP Indemnified Party” is defined in Section 2.3.

“MLP Services Indemnified Party” is defined in Section 6.1(a).

“Omnibus Agreement”, “2012 Omnibus Agreement” and “2014 Omnibus Agreement” is defined in the Recitals.

“Partnership” is defined in the Preamble.

“Party” and “Parties” are defined in the Preamble.

“Person” means an individual or entity (including a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority).

“Pre-2014 Services” is defined in Section 3.1(b).

“Properties” means the properties now owned or hereafter acquired by the MLP Group, including the MLP Assets.

“Registration Statement” means the Registration Statement on Form S-1, as amended (No. 333-181370), filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, seepage, injecting, escaping, leaching, dumping or disposing into the environment.

“Services” means the services to be provided by or on behalf of CK to the General Partner for the benefit of the MLP Group pursuant to this Agreement as set forth in Exhibit A.

“State Programs” is defined in Section 2.3(e).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to October 30, 2012; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or by operation of law.

“Term” means the period commencing on the Effective Date and ending on the date of termination of this Agreement pursuant to Section 8.1.

“Topper” is defined in the Preamble.

“Transition Services Agreement” means that certain Transition Services Agreement between DMI and CST, dated October 1, 2014.

1.2 Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Article II
INDEMNIFICATION

2.1Title, Tax and Environmental Indemnifications.  Subject to the provisions of Sections 2.2, 2.3 and 2.4, DMI shall indemnify, defend and hold harmless the MLP Group from and against:

(a)other than federal, state and local income taxes disclosed in the latest pro forma balance sheet of the MLP included in the Registration Statement or incurred in the ordinary course of business thereafter, any Losses suffered or incurred by the MLP Group by reason of or arising out of any federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to October 30, 2012; and

(b)any MLP Covered Environmental Losses suffered or incurred by the MLP Group.

2.2Limitations Regarding Indemnification.

(a)The indemnification obligations set forth in Section 2.1 shall survive until 60 days after the expiration of any applicable statute of limitations; provided, however, that any such indemnification obligation shall remain in full force and effect thereafter only with respect to any bona fide claim made thereunder prior to any such expiration and then only for such period as may be necessary for the resolution thereof.

(b)Each of the Parties hereto understands and agrees that, in the absence of fraud or willful misconduct, the indemnity provisions set forth in this Article II are the sole and exclusive remedy of the MLP Indemnified Parties (as defined below) with respect to any Losses that have been or may be suffered by an MLP Indemnified Party in connection with the transactions contemplated by the Contribution Agreement and/or the matters that are the subject of indemnification under Section 2.1.

2.3Indemnification Procedures.

(a)Each member of the MLP Group seeking indemnification (each, an “MLP Indemnified Party”) pursuant to this Article II agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to DMI specifying the nature of and specific basis for such claim; provided, however, that no MLP Indemnified Party shall submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement); provided, further, that failure to timely provide such notice shall not affect the right of the MLP Indemnified Party’s indemnification hereunder, except to the extent DMI is materially prejudiced by such delay or omission.

(b)DMI shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the MLP Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that such counsel shall be reasonably acceptable to the MLP Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the MLP Indemnified Parties unless it includes a full release of the MLP Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.

(c)In the event that any claim brought against the MLP Indemnified Parties that is covered by the indemnification set forth in this Article II is based on the presence of Hazardous Substances on, under, about or Releasing to or from property of the MLP Indemnified Parties that requires or necessitates Environmental Activity, DMI shall have the right to control all aspects of the Environmental Activity, including, without limitation, the selection of remediation or cleanup standards (to the extent such selection is permitted under applicable Environmental Law) based on activity and/or use limitations, so long as (i) the selected remediation or cleanup standards, and any activity or use limitations imposed (by deed restriction, environmental covenant or otherwise) in connection with the Environmental Activity would not unreasonably interfere with the current use of the property, (ii) the

MLP Indemnified Parties shall have the right, but not the obligation, to fully participate in any Environmental Activities including making comments to documents to be submitted to any Governmental Authority, participating in meetings, and providing advice to DMI regarding procedural, substantive and strategic decisions, which DMI shall consider in good faith, (iii) DMI diligently and promptly pursues the completion of the Environmental Activity so as to attain Environmental Closure, and (iv) DMI complies with the requirements of Section 2.4.  Where imposition of an activity or use limitation as part of remediation of a property is permissible pursuant to the terms of this Section 2.3(c), the MLP Group shall cooperate with DMI with respect to the execution and recording of the required restrictive covenant, environmental covenant, or other instrument required in order to effectuate the limitation.  DMI’s indemnification obligations with respect to the remediation of Hazardous Substances shall cease upon Environmental Closure.

(d)The MLP Indemnified Parties agree to cooperate fully with DMI with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to DMI of any correspondence or other notice relating thereto that the MLP Indemnified Parties may receive, permitting the names of the MLP Indemnified Parties to be utilized in connection with such defense, the making available to DMI of any files, records or other information of the MLP Indemnified Parties that DMI considers relevant to such defense and the making available to DMI of any employees of the MLP Indemnified Parties; provided, however, that in connection therewith DMI agrees to use reasonable efforts to minimize the impact thereof on the operations of the MLP Indemnified Parties and further agree to reasonably maintain the confidentiality of all files, records and other information furnished by the MLP Indemnified Parties pursuant to this Section 2.3.  In no event shall the obligation of the MLP Indemnified Parties to cooperate with DMI as set forth in the immediately preceding sentence be construed as imposing upon the MLP Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the MLP Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense.  DMI agrees to keep any such counsel hired by the MLP Indemnified Parties reasonably informed as to the status of any such defense, but DMI shall have the right to retain sole control over such defense.

(e)In determining the amount of any Losses for which the MLP Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the MLP Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the MLP Indemnified Parties as a result of such claim and (ii) all amounts recovered by the MLP Indemnified Parties under contractual indemnities from third parties or under state underground storage tank indemnification programs (“State Programs”).  The MLP Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities and State Programs; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees or State Program fees) of the MLP Indemnified Parties in connection with such efforts shall be promptly reimbursed by DMI.  To the extent that DMI has made any indemnification payment hereunder in respect of a claim for which the MLP Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity or a State Program, DMI shall be subrogated to the rights of the MLP Indemnified Parties to receive the proceeds of such insurance or contractual indemnity or State Programs.

(f)With respect to MLP Covered Environmental Losses, DMI shall cause CST, CK, the General Partner, the Partnership and its subsidiaries to be named as additional insureds under its environmental insurance policies, except for its remediation cost containment policies.

(g)DMI (i) agrees to use commercially reasonable efforts to access escrow accounts with respect to which DMI or any of its Affiliates is the beneficiary that are attributable to a Property for which the MLP Indemnified Parties are entitled to indemnification hereunder and (ii) shall obtain the General Partner’s prior written consent, which consent shall not be unreasonably withheld, before disbursing or consenting to any disbursement of any portion of the Escrowed Environmental Funds for any purpose other than to pay for liabilities for which the funds were established.

(h)Notwithstanding anything herein or in the MLP Agreement to the contrary, the Parties hereto hereby acknowledge and agree to treat and report for all United States federal, and state and local, income tax purposes and for all Capital Account (as defined in the MLP Agreement) purposes: (a) any indemnification payment(s) required to be made by DMI pursuant to Article II of this Agreement in respect of MLP Covered Environmental Losses and other Losses of any MLP Group member other than Lehigh Gas Wholesale Services, Inc. (“Lehigh Services”) as nontaxable contributions to the capital of the Partnership under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, with any such payment(s) so required to be made by DMI in respect of MLP Covered Environmental Losses and other Losses of Lehigh Services as direct remittances to Lehigh Services; (b) any losses, deductions and expenditures paid and/or incurred by the Partnership and/or any other MLP Group member (other than Lehigh Services) for and/or in respect of any MLP Covered Environmental Losses and other Losses for which such payment(s) referred to in clause (a) are required to be made as being specially allocated (and allocable) to DMI (but only to the extent that such MLP Covered Environmental Losses and/or Other Losses have not already been reflected in the Capital Account of DMI (e.g., as a Capital Account-reducing liability described in Treasury Regulations Section 1.752-7); provided, further, the aggregate amount of such losses, deductions and expenditures that shall otherwise be permitted to be so allocated, either directly or indirectly, pursuant to the foregoing (including through a “tax disregarded entity”), to DMI under this clause (b) and otherwise under the MLP Agreement shall also not exceed the aggregate amount of the payment(s) referred to in clause (a) that are actually made by, and credited to the Capital Account of, DMI; and (c) any indemnification payment(s) required to be made by MLP pursuant to Section 6.2(b) as not, either directly or indirectly, reducing or decreasing the Capital Account of DMI.

2.4Access Rights.  Upon reasonable advance notice, the MLP Group shall afford to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of  DMI reasonable access, during normal business hours, to the MLP Assets in order to conduct any Environmental Activity that DMI has agreed to perform or is responsible for performing or to otherwise observe, review or evaluate any matters for which the MLP Group may seek indemnification from DMI pursuant to this Article II; provided that any such access shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the MLP Group and DMI shall indemnify, defend and hold harmless the MLP Group from and against any Losses of the MLP Group arising from personal injury, property damage, or threatened or actual environmental contamination as a result of the access granted hereby to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of DMI.

2.5Past Acquisitions.  With respect to any legal rights to pursue claims for indemnification included in any acquisition agreements pursuant to which DMI or such Affiliates (excluding the MLP Group) acquired any of the MLP Assets that are not assignable (or have not been assigned) to the MLP pursuant to the terms of such acquisition agreements or for any other reason, DMI and Topper agree to (and to cause their applicable Affiliates to) pursue its remedies for any indemnifiable claims on behalf of the MLP.

Article III
PROVISION OF SERVICES

3.1Services.

(a)From and after the Effective Date, CK or its subsidiaries, as applicable, shall provide (or cause to be provided) the Services to the General Partner for the benefit of the MLP Group.  CK and any of its designated subsidiaries, as applicable, are authorized to enter into and act on the General Partner’s behalf, as agent, in connection with any agreement with third parties reasonably related to the provision of the Services.  The General Partner may temporarily or permanently exclude any particular service from the scope of Services upon 90 days’ written notice to CK.

(b)The Parties acknowledge that DMI has provided (or caused to be provided) services as described on Exhibit A to the 2012 Omnibus Agreement to the General Partner for the benefit of the MLP Group (the “Pre-2014 Services”) pursuant to the terms and conditions of the 2012 Omnibus Agreement.  The Pre-2014 Services include the Services provided by DMI under the Transition Services Agreement.

3.2CK Information. It is contemplated by the Parties that, during the Term, the General Partner will be required to provide certain notices, information and data necessary for CK to perform the Services and its obligations under this Agreement.  CK shall be permitted to rely on any information or data provided by the General Partner to CK in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that CK has actual knowledge that such information or data is inaccurate or incomplete.

Article IV
STANDARD OF CARE

4.1Standard of Performance.  Subject to the liability standard set forth in Article VI, CK shall (and shall cause its applicable subsidiaries, excluding the MLP Group, to) provide Services (a) using at least the same level of care, quality, timeliness and skill in providing the Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as the applicable Person’s past practice in performing like services for itself and its Affiliates, and (b) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable laws.

4.2Procurement of Goods and Services.  To the extent that CK is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, CK shall use commercially reasonable efforts (a) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and

(b) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

4.3Protection from Liens.  CK shall not permit any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.

4.4Commingling of Assets.  To the extent CK shall have charge or possession of any of the General Partner’s or the MLP Group’s assets in connection with the provision of the Services, CK shall separately maintain, and not commingle, the assets of the General Partner or the MLP Group with those of CK or any other Person.

4.5Insurance. CK shall obtain and maintain during the Term from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by CK, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and CK’s past practices.  CK agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies.  Except with respect to workers’ compensation coverage, the policies shall name the General Partner and the Partnership as additional insureds and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the General Partner and the Partnership.  The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction.  The insurance policies and coverages shall be reviewed with the Board at least annually, beginning with the first Board meeting following the Effective Date.

4.6Third-Party Intellectual Property.  If CK uses or licenses intellectual property owned by third parties in the performance of the Services, CK shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.

Article V
REIMBURSEMENT FOR CK AND THIRD PARTY SERVICES

5.1CK Services Reimbursement.

(a)The Partnership shall reimburse CK for providing the Services set forth in paragraph A of Exhibit A in an amount equal to the cost incurred by CK for providing such Services (the “CK Reimbursement”).  Due to the fact that the management team of the Partnership is also managing the wholesale fuels business of CK, the allocation of costs to the Partnership and to CK is based on CK’s estimates of the time anticipated to be spent by its personnel during the initial year of this Agreement in providing the Services, in the percentage allocation set forth on Exhibit B hereto. Such allocation shall be reviewed by the Partnership and CK as needed, but no less than once every fiscal year, as set forth in paragraph (b) below. The CK Reimbursement shall be due and payable as soon as practicable after CK invoices the Partnership for the costs incurred by CK and the Partnership has had a reasonable opportunity to review the such invoice, including reports provided by CK to the Partnership that support the costs on the invoice. CK shall invoice the Partnership on a quarterly basis.

Notwithstanding the foregoing, the CK Reimbursement shall be reduced to the extent that all or a portion of the Services provided hereunder are purchased from another party.

(b)At the end of each calendar year (i) the Partnership shall have the right to submit to CK a proposal to reduce the amount of the CK Reimbursement for such year if the Partnership believes, in good faith, that the Services performed by CK for the benefit of the Partnership for such year do not justify payment of the amount of CK Reimbursement paid by the Partnership for such year; and (ii) CK shall have the right to submit to the Partnership a proposal to increase the amount of the CK Reimbursement for such year if CK believes, in good faith, that the Services performed by CK for the benefit of the Partnership for such year justify an increase in the CK Reimbursement for such year.  If either Party submits such a proposal, CK and the Partnership shall negotiate in good faith to determine if the CK Reimbursement for such year should be reduced or increased, and, if so, the amount of such reduction or increase.  If the Parties agree that the CK Reimbursement for that year should be reduced, then CK shall promptly pay to the Partnership the amount of any reduction for such year and if the Parties agree that the CK Reimbursement for such year should be increased, then the Partnership shall promptly pay to CK the amount of any increase for such year.  In addition, during the course of the year, the Conflicts Committee shall review the CK Reimbursement upon an MLP Change of Control or any other material change in the structure of the Partnership or its business to ensure that it is fair to the Partnership and to CK. If the Conflicts Committee determines that, based on an MLP Change of Control or any other material change in the structure of the Partnership or its business, the CK Reimbursement should be modified or otherwise altered, CK and the Partnership shall negotiate in good faith to determine the appropriate modification or alteration of the CK Reimbursement and reflect such changes in a revised Exhibit B.

5.2CK Reimbursement.

(a)Subject to the limitations set forth in paragraph A of Exhibit A, the MLP shall reimburse CK for all reasonable out of pocket third party fees, costs, taxes and expenses incurred by CK or the General Partner on the Partnership’s or its subsidiaries’ behalf in connection with providing the Services required to be provided by CK hereunder, including, but not limited to:

(i)legal, accounting and other fees and expenses associated with being a public company;

(ii)expenses related to the Partnership’s financings, mergers, acquisitions or dispositions of assets, and other similar transactions;

(iii)expenses related to insurance coverage for the Partnership’s assets or operations;

(iv)sales, use, excise, value added or similar taxes with respect to the services provided by CK to the Partnership;

(v)costs and expenses of Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third party claims, that are based on environmental conditions that first arise at Properties following the Effective Date; and

(vi)cost or expenses incurred in connection with the Partnership’s environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses.

(b)Reimbursement of the out of pocket third party fees, costs, taxes and expenses set forth in Section 5.2(a) shall be paid promptly by the Partnership to CK upon receipt by the General Partner of an invoice from CK setting forth amounts due under Section 5.2(a). If requested by the General Partner, CK’s invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.

5.3Taxes.  The MLP shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained for the provision of Services under this Agreement, including any Taxes in respect of the Services.

5.4Disputed Reimbursements.

(a)The General Partner may, within 30 days after receipt of an invoice from CK, take written exception to any fees, costs, taxes and expenses described in Section 5.2(a) on the ground that the same was not a reasonable fee, cost, tax or expense incurred by CK in connection with the provision of Services.  The General Partner shall nevertheless pay CK in full when due the invoiced amount.  Such payment shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid.  However, if the amount as to which such written exception is taken, or any part thereof, is ultimately determined not to be a reasonable fee, cost, tax and expense incurred by CK in connection with the provision of Services, such amount or portion thereof (as the case may be) shall be refunded by CK to the General Partner together with interest thereon at the lesser of (i) the prime rate per annum established by the administrative agent under the revolving credit agreement of the MLP, as applicable, as in effect on the date of payment by the General Partner in respect of such contested invoice or (ii) the maximum lawful rate during the period from the date of payment by the General Partner to the date of refund by CK.

(b)If, within 20 days after receipt of any written exception pursuant to Section 5.4(a), the General Partner and CK have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of the General Partner or CK may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and CK, on the other hand.  The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm.  The resolution by such auditing firm shall be final and binding on the Parties.

Article VI
INDEMNIFICATION; LIMITATIONS

6.1Indemnification by DMI; Limitation of Liability.

(a) DMI hereby agrees to defend, indemnify and hold harmless each member of the MLP Group and their respective members, partners and Affiliates (other than CK) and each of their respective officers, managers, directors, employees and agents (each, an “MLP Services Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MLP Services Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of DMI in providing Pre-2014 Services pursuant to the 2012 Omnibus Agreement, but except to the extent arising out of the willful misconduct of any MLP Services Indemnified Party.

(b) Except for claims under Section 6.1(a) of this Agreement and claims under Section 5.2(a) of the Transition Services Agreement, if any, in no event shall the aggregate liability of DMI with respect to any Losses that have been or may be suffered by CK or its predecessors or the MLP Services Indemnified Parties in connection with the Pre-2014 Services provided pursuant to the 2012 Omnibus Agreement and the Transition Services Agreement exceed $5,000,000.

6.2Indemnification by CK; Limitation of Liability.

(a) CK, in its own capacity and its capacity as successor to CST Services, LLC, hereby agrees to defend, indemnify and hold harmless each MLP Services Indemnified Party from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MLP Services Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of CK in providing Services, but except to the extent arising out of the willful misconduct of any MLP Services Indemnified Party.

(b) Except for claims under Section 6.2(a), in no event shall the aggregate liability of CK, in its own capacity and its capacity as successor to CST Services, LLC, with respect to any Losses that have been or may be suffered by the MLP Services Indemnified Parties in connection with the Services provided under this Agreement exceed $5,000,000.

6.3Indemnification by the MLP.

(a) The MLP hereby agrees to defend, indemnify and hold harmless DMI and its members, partners and Affiliates and each of their respective officers, managers, directors, employees and agents (each, an “DMI Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the DMI Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Losses (i) arise out of any acts or omissions of the DMI Indemnified Parties in connection with the provision of (or failure to provide) Pre-2014 Services pursuant to the 2012 Omnibus Agreement, (ii) arise out of any acts or omissions of the DMI Indemnified Parties in connection with the provision (or failure to provide) Pre-2014 Services under the Transition Services Agreement after October 1, 2014, or (iii) are DMI Covered Environmental Losses, in each case except to the extent that DMI is responsible for such Losses pursuant to Section 6.1. Where permitted under its insurance policies, the Partnership shall cause DMI to be named as an additional insured under such policies.

(b) The MLP hereby agrees to defend, indemnify and hold harmless CK, in its own capacity and its capacity as successor to CST Services, LLC, and its members, partners and Affiliates

(other than the MLP Group) and each of their respective officers, managers, directors, employees and agents (each, a “CK Indemnified Party” and, collectively with the MLP Services Indemnified Parties and the DMI Indemnified Parties, each an “Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the CK Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Losses (i) arise out of any acts or omissions of the CK Indemnified Parties in connection with the provision of (or failure to provide) Services or (ii) are CK Covered Environmental Losses, in each case except to the extent that CK is responsible for such Losses pursuant to Section 6.2. Where permitted under its insurance policies, the Partnership shall cause CK to be named as an additional insured under such policies.

6.4Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1, SECTION 6.2 AND SECTION 6.3, THE DEFENSE AND INDEMNITY OBLIGATIONS IN SECTION 6.1, SECTION 6.2 AND SECTION 6.3 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT (OR THE 2012 OMNIBUS AGREEMENT).  EACH PARTY AGREES THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE VI HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

6.5Exclusion of Damages; Disclaimers.

(a)NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING UNDER ARTICLE II HEREOF) FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 6.5(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 6.1, SECTION 6.2 OR SECTION 6.3 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 6.1, SECTION 6.2 OR SECTION 6.3.

(b)OTHER THAN AS SET FORTH IN SECTION 4.1 OF THIS AGREEMENT OR  SECTION 4.1 OF THE 2012 OMNIBUS AGREEMENT, EACH OF DMI AND CK DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE BENEFIT OF THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-

INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER DMI OR CK KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.  HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE GENERAL PARTNER, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE GENERAL PARTNER, THE GENERAL PARTNER IS ENTITLED TO CAUSE CK TO RELY ON AND TO ENFORCE SUCH WARRANTY.

6.6Survival.  The provisions of this Article VI shall survive the termination of this Agreement.

Article VII
CONFIDENTIALITY

7.1Confidential Information.

(a)Non-disclosure.  CK and DMI shall maintain the confidentiality of all Confidential Information; provided, however, that CK or DMI may disclose such Confidential Information:

(i)with respect to CK, to its Affiliates to the extent deemed by CK to be reasonably necessary or desirable to enable it to perform the Services;

(ii)in any judicial or alternative dispute resolution Proceeding to resolve disputes between CK, DMI and the MLP Group arising under this Agreement;

(iii)to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which CK or DMI, respectively, is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, CK or DMI shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure;

(iv)with respect to CK, to CK’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom CK may enter into contractual relationships, to the extent deemed by CK to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that CK shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed;

(v)if authorized by the General Partner; and

(vi)to the extent such Confidential Information becomes publicly available other than through a breach by CK or DMI, as applicable, of its obligation arising under this Section 7.1(a).

CK acknowledges and agrees that the Confidential Information is being furnished to CK for the sole and exclusive purpose of enabling it to perform the Services and the Confidential Information may not be used by it for any other purpose.  DMI acknowledges and agrees that it has been provided with Confidential Information for the sole and exclusive purpose of enabling it to perform Pre-2014 Services and the Confidential Information may not be used by it for any other purpose.

(b)Business Conduct. Subject to the last sentence of Section 7.1(a), nothing in this Article VII shall prohibit the MLP, CK, DMI or any of their respective Affiliates from conducting business in any location, including in and near the areas where the MLP Assets are located.

(c)Remedies and Enforcement.  Each of CK and DMI acknowledges and agrees that a breach by it of its obligations under this Article VII would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner.  Accordingly, each of CK and DMI agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by CK or DMI, respectively, without the necessity of posting bond or other security.  The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.

7.2Survival.  The provisions of this Article VII shall survive the termination of this Agreement.

Article VIII
TERM AND TERMINATION

8.1Term.  Except as set forth in Section 8.3, this Agreement shall remain in force and effect through the end of the Initial Term, and shall thereafter continue on a year-to-year basis, in each case unless terminated pursuant to Section 8.2.

8.2Termination.

(a)After the end of the Initial Term, this Agreement may be terminated by either Party prior to the expiration of any applicable annual term thereafter, upon 180 days’ written notice to the other Party;

(b)This Agreement may be terminated at any time by CK upon the General Partner’s or the MLP’s material breach of this Agreement, if (i) such breach is not remedied within 60 days (or 15 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the General Partner commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (ii) such breach continues for an additional 15 days (or 10 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice that the breach was not cured within the applicable time period set forth in clause (i).

(c)This Agreement may be terminated at any time by the General Partner upon DMI’s or CK’s material breach of this Agreement, if (i) such breach is not remedied within 60 days after DMI’s and CK’s receipt of the General Partner’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that DMI or CK, as applicable, commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered to DMI and CK;

(d)This Agreement may be terminated immediately by any Party upon an MLP Change of Control; or

(e)This Agreement may be terminated by the General Partner at any time upon 180 days’ written notice to DMI and CK.

8.3Survival.  The provisions of Article II, Article V (with respect to unpaid amounts due hereunder), Section 5.4, Article VI, Article VII, Article IX, Article X, Article XI and Article XII shall survive any termination of this Agreement.

Article IX
AUDIT RIGHTS

9.1CK Audit Rights.  At any time during the Term and for one year thereafter, the General Partner shall have the right, at the General Partner’s expense, to (a) review and copy the books and records maintained by CK relating to the provision of the Services and (b) audit, examine and make copies of or extracts from the books and records of CK to the extent necessary to verify the performance by CK of its obligations under this Agreement (collectively, the “CK Audit Right”).  The General Partner may exercise the CK Audit Right through such auditors as the General Partner may determine in its sole discretion.  The General Partner shall (a) exercise the CK Audit Right only upon reasonable written notice to CK and during normal business hours and (b) use its reasonable efforts to conduct the CK Audit Right in such a manner as to minimize the inconvenience and disruption to CK.

Article X
BUSINESS OPPORTUNITIES

10.1Right of First Refusal.  Topper, DMI and DMS hereby agree, and will cause their controlled Affiliates to agree, that for a period ending on the last day that Topper is an officer or director of the Partnership, if (a) Topper, DMI, DMS or any of their controlled Affiliates has the opportunity to acquire assets used, or a controlling interest in any business primarily engaged, in the wholesale motor fuel distribution or retail gas station operation businesses and (b) the assets or businesses proposed to be acquired in a single transaction or series of related transactions have a value exceeding $5,000,000 in the aggregate, then Topper, DMI, DMS or their controlled Affiliates will offer such acquisition opportunity to the Partnership and give the Partnership a reasonable opportunity to acquire, on the same terms as and at a price equal to the purchase price paid or to be paid by Topper, DMI, DMS or their controlled Affiliates plus any reasonable and customary transaction costs and expenses incurred by Topper, DMI, DMS or their controlled Affiliates, such assets or business before Topper, DMI, DMS or their controlled Affiliates acquire such assets or business or, if not possible to acquire before, promptly after the consummation of such acquisition by Topper, DMI, DMS or their controlled Affiliates.  Any assets or businesses that the Partnership does not acquire pursuant to this right of first refusal may be acquired and operated by Topper, DMI, DMS or their controlled Affiliates.

10.2Right of First Offer.  Topper, DMI and DMS hereby agree, and will cause their controlled Affiliates to agree, that for a period ending on the last day that Topper is an officer or director of the

Partnership, to notify the Partnership of their desire to sell any of its assets or businesses if (a) Topper, DMI, DMS or any of their controlled Affiliates decides to attempt to sell (other than to another controlled Affiliate of Topper, DMI or DMS) any assets used, or any interest in any business primarily engaged, in the wholesale motor fuel distribution or retail gas station operation businesses, to a third party and (b) the assets or businesses proposed to be sold in a single transaction or series of related transactions have a value exceeding $5,000,000 in the aggregate. Prior to selling such assets or businesses to a third party, Topper, DMI or DMS will negotiate with the Partnership exclusively and in good faith for a reasonable period of time, not to exceed 30 days, in order to give the Partnership an opportunity to enter into definitive documentation for the purchase and sale of such assets or businesses on terms that are mutually acceptable to Topper, DMI, DMS or their controlled Affiliates and the Partnership. If the Partnership and Topper, DMI, DMS or their controlled Affiliates have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such assets or businesses within such period, Topper, DMI, DMS or their controlled Affiliates will have the right to sell such assets or businesses to a third party following the expiration of such period on any terms that are acceptable to Topper, DMI, DMS or their controlled Affiliates and such third party.

10.3No Business Opportunities.  Subject to Section 10.1 and Section 10.2, none of the Parties nor any of their Affiliates shall have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other Party or their Affiliates.

10.4No Non-Compete.  Subject to the last sentence of Section 7.1(a) and to Section 10.1 and Section 10.2, the Parties and their Affiliates shall be free to engage in any business activity whatsoever without the participation of the other, including any activity that may be in direct competition with the MLP Group, DMI or CK, as the case may be.

Article XI
UNDERTAKING TO OBTAIN CONSENTS

If there are any consents required to assign or otherwise transfer any contract to be contributed to the Partnership or its subsidiaries under the Contribution Agreement that have not been obtained (or otherwise are not in full force and effect) as of the Effective Time (as defined under the Contribution Agreement), DMI and Topper shall continue their efforts to obtain the required consents and, following the Effective Time, DMI, Topper and the Partnership shall use their respective commercially reasonable best efforts, and cooperate with each other, to obtain the required consent relating to each such contract as quickly as practicable. Pending the obtaining of such required consents relating to any such contract, and at no additional cost to the Partnership or its subsidiaries, DMI and Topper, on the one hand, and the Partnership, on the other hand, shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Partnership and its subsidiaries the benefits of use of each such contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Partnership and its subsidiaries of any and all rights of the contributing party against a third party thereunder) and the Partnership shall, and cause it subsidiaries to, undertake the obligations under such contract.  Once a required consent for the grant, contribution, bargain conveyance, assignment, transfer, set over and delivery of such a contract is obtained, each of DMI, Topper and the Partnership shall cause the prompt assignment, transfer, conveyance and delivery of such contract to the Partnership or its subsidiaries in accordance with the terms of the Contribution Agreement and each of DMI, Topper and the Partnership agree to execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to carry out the foregoing.

Article XII
MISCELLANEOUS

12.1Choice of Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.  Each of the Parties (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; (iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

12.2Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 12.2.

To DMI:

645 West Hamilton Street, Suite 500
Allentown, PA 18101
Attention: Chief Executive Officer
Telephone: (610) 625-8000
Facsimile: (610) 776-6720

To CK:

Alimentation Couche Tard Inc.
4204 Industrial Blvd
Laval (Quebec) H7L 0E3
Attention: General Counsel
Telephone: (450) 662-6632 or (800) 361-2612
Facsimile:  (450) 662-6633

To the MLP Group:

CrossAmerica GP, LLC

600 Hamilton Street, Suite 500
Attention: Chief Executive Officer
With Copies to: Chair of the Conflicts Committee of the General Partner
Telephone: (610) 625-8000
Facsimile: (610) 776-6720

12.3Entire Agreement.  Other than the Contribution Agreement, this Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

12.4Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

12.5Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

12.6Amendment or Modification.  This Agreement may be amended or modified only from time to time by the written agreement of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner (a) would have a material adverse effect on the holders of Common Units or (b) materially limit or impair the rights of the MLP or reduce the obligations of DMI, DMS or Topper under this Agreement.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.

12.7Assignment; No Third-Party Beneficiaries.  None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties.  Notwithstanding the foregoing, a merger of a Party shall not be deemed to be an assignment or transfer of its rights or a delegation of its obligations under this Agreement.  Furthermore, the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment or transfer of its rights or a delegation of its obligations under this Agreement if the assignee assumes all of the obligations under this Agreement.  The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

12.8Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

12.9Relationship of the Parties.  Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.

12.10Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.11Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

12.12Withholding or Granting of Consent.  Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

12.13Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

12.14No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of DMI, CK, the General Partner or any of their respective Affiliates.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

CROSSAMERICA PARTNERS LP, a Delaware limited partnership

By:	CrossAmerica GP LLC, its General Partner

By:	/s/ Gerardo Valencia
Name:	Gerardo Valencia
Title:	Chief Executive Officer and President

CROSSAMERICA GP LLC, a Delaware limited liability company

By:	/s/ Gerardo Valencia
Name:	Gerardo Valencia
Title:	Chief Executive Officer and President

DUNNE MANNING INC., a Delaware corporation

By:	/s/ Joseph V. Topper, Jr
Joseph V. Topper, Jr.
Chief Executive Officer

CIRCLE K STORES, INC., a Texas Corporation

By:	/s/ Kathy Cunnington
Name:	Kathy Cunnington
Title:	President, Senior Vice President Global Shared Services, Secretary and Treasurer

FOR PURPOSES OF ARTICLE X DUNNE MANNING STORES, LLC, a Delaware limited liability company

By:	Dunne Manning Stores Holdings, LLC, its Manager

By:	/s/ Charles Nifong
Charles Nifong
General Manager

Signature Page to Second Amended and Restated Omnibus Agreement

FOR PURPOSES OF SECTION 2.5, ARTICLE X, AND ARTICLE XI

/s/ Joseph V. Topper, Jr.
Joseph V. Topper, Jr.

Signature Page to Second Amended and Restated Omnibus Agreement

   EXHIBIT A

DESCRIPTION OF SERVICES

A.The following services will be provided by CK, or by its affiliates on CK’s behalf:

Accounting; administrative; billing and invoicing; books and record keeping; budgeting, forecasting, and financial planning and analysis; management (including the management and oversight of the MLP’s wholesale motor fuel distribution and real estate business); operations; payroll; contract administration; maintenance of internal controls; financial reporting, including Securities and Exchange Commission reporting and compliance; office space; purchasing and materials management; risk management and administration of insurance programs; information technology (includes hardware and software existing or acquired in future which title is retained by CK); in-house legal; compensation, benefits and human resources administration; cash management; corporate finance, treasury credit and debt administration; employee training; and miscellaneous administration and overhead expenses.

None of the above services shall be outsourced to an independent third party, unless:

•	It is an out of pocket expense associated with being a public company; or
•	CK believes in good faith that such services require a specialized level of expertise that CK is unable to provide without the assistance of an independent third-party.

Expenses incurred for such third-party services shall be reimbursed by the MLP.

B.The following services will also be provided by, or on behalf of, CK; provided, however, such services may be outsourced to an independent third party such services. Expenses incurred for such third-party services shall be reimbursed by the MLP.

Internal audit; Sarbanes-Oxley compliance; investor relations; legal; technical accounting consulting, employee health and safety; acquisition and divestiture services including professional, consultants and advisor expenses; tax matters - K-1 preparation, tax return compliance, and tax reporting; interest rate hedging and derivatives administration; marketing; property management; environmental compliance and remediation management oversight (with any Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third party claims, that are based on environmental conditions that first arise at Properties following the date hereof and any costs or expenses incurred in connection with environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses being the responsibility of the MLP); regulatory management; real estate administration; investor relations; government and public relations; and other services as required.

C.Lehigh Gas Wholesale LLC (“LGW”), a wholly-owned subsidiary of the Partnership, is party to a Merchandising Services Agreement (the “Merchandising Services Agreement”) with Circle K Procurement and Brands Limited, an Irish limited company and an affiliate of the Partnership (“CKPB”), dated December 17, 2017, pursuant to which CKPB provides certain merchandising services to LGW, such as the inclusion of LGW’s wholesale transportation contracts in CKPB’s global contract

A-

renegotiations. In exchange for the significant savings realized and expected to be realized by CKPB on behalf of LGW under the Merchandising Services Agreement, LGW has agreed to pay to CKPB a commission of $0.001165/gallon under LGW’s contracts that are included in CKPB’s merchandising services. Such rate may be updated as supported by a transfer pricing study. For the avoidance of doubt, such commission is payable by LGW to CKPB in addition to the CK Reimbursement payable by the Partnership under this Agreement.

D.RFP One-Time Reimbursement.

With the assistance of CK, the MLP in 2018 conducted a strategic review of the MLP’s aggregate fuel supply portfolio to identify improvements to the MLP’s fuel branding and supply chain (the “RFP”). The results of the RFP were implemented in 2019. In connection with the RFP, the Conflicts Committee authorized a one-time payment by the MLP in the amount of $183,692 to reimburse CK for costs incurred in connection with the RFP.